Exhibit 99.1

PRESS RELEASE

CBAK Battery Reports First Quarter Fiscal 2007 Financial Results

•          Revenue rises 65.1% year-over-year to $43.1 million
•          Net income increases 12.2% year-over-year to $3.6 million

Shenzhen, China – February 9, 2007 – China BAK Battery, Inc. (“China BAK”, or “BAK”) (Nasdaq: CBAK) today announced financial results for the first quarter of fiscal 2007 (“FY07”) ended December 31, 2006.

Recent Achievements and Highlights

•	Arranged for $38.4 million in new long-term credit facilities to fund anticipated capital expenditures and working capital requirements

•	Announced plans to build a new research and development (“R&D”) center in Shenzhen, China

First Quarter FY07 Financial Results

Revenues for the first quarter of FY07 were $43.1 million, up 65.1% from $26.1 million in the first quarter of fiscal 2006 (FY06). Revenues for steel-case cells increased to $15.0 million in the first quarter of FY07 from $14.2 million in the same period last year. Revenues from aluminum-case cells increased 94.3% despite a decline in average selling prices. Revenues from cylindrical cells and polymer cells in this quarter were 63 and 20 times the same period of last year, respectively.

Gross profit for the first quarter of FY07 was $8.2 million, up 15.8% from $7.1 million in the first quarter of FY06. Gross margin was 19.0% in the first quarter of FY07, compared to 27.1% in the year ago period. The decline in gross margin was mainly attributable to the decline in average selling prices for prismatic cells combined with an increase in raw material costs, and higher fixed costs as a result of newly installed production lines.

Commenting on the quarter, Xiangqian Li, China BAK’s Chief Executive Officer, said, “While we were pleased with the sales performance of our  polymer cells, as well as the continued development of our laptop cylindrical business, this was a challenging quarter for BAK.  In the past, we have been able to mitigate the effect of lower selling prices to an extent with reductions in product cost.  Unfortunately, the effect of increases in the cost of raw materials and higher overhead related to expanding our manufacturing capabilities into Tier-1 OEM capabilities put significant pressure on our margins this quarter.”

Operating expenses totaled $4.6 million during the first quarter of FY07, up 20.1% from $3.9 million in the first quarter of FY06. Operating expenses include $0.2 million in share-based compensation expenses related to the adoption of SFAS 123(R).  Research and development expenses also increased from $0.4 million to $0.6 million, primarily due to increased headcount in support of BAK’s business development programs for Tier-1 OEMs.  General and administrative expenses increased as a result of additional staff as well as higher depreciation expenses related to BAK’s investment in automating its production lines.

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Operating income for the first quarter of FY07 was $3.6 million, an increase of 10.7% over operating income of $3.2 million reported a year ago.  Operating margin for the first quarter of FY07 was 8.3%, as compared to 12.3% in the same quarter of FY06.

Net income was $3.6 million in the first quarter of FY07, up 12.2% over $3.2 million in the first quarter of FY06. Diluted earnings per share for the first quarter FY07 was $0.07, unchanged from the same period of FY06.

Financial Condition

At December 31, 2006, China BAK had $25.4 million in cash, and working capital of $19.2 million, reflecting a current ratio of 1.15:1.  Days sales outstanding (DSO) were 142 for the first quarter of FY07.  Total debt, including short-term bank loans, bills payable and long-term debt stood at $100.0 million and stockholders’ equity totaled $122.6 million.  During the quarter, BAK entered into new long-term credit facilities totaling $38.4 million.  At quarter end, the company had $117.2 million available under its credit facilities.

Business Outlook

“In the near-term, we anticipate continued pressure on our margins,” Mr. Li stated. “However, we believe that we are among the low cost manufacturers in the industry.  We expect to improve gross margins through our continuing efforts to reduce the purchase costs of raw materials and other unit costs of production while pursuing opportunities to raise selling prices where it would benefit the company’s financial results.   In addition, we will seek to identify alternative raw material suppliers to the extent there are viable alternatives. From a long-term perspective, we continue to believe that our investment in building out our Tier-1 OEM capabilities will be advantageous and that, once we receive significant business in this area, the increased volume will absorb the higher fixed overhead costs and our margins will improve,” Mr. Li concluded.

Conference Call

The company will host a conference call at 9:00 a.m. ET on Monday, February 12, 2007, to discuss results for the first quarter of fiscal 2007 ended December 31, 2006. Joining Yongbin Han, China BAK’s Chief  Financial Officer on the call will be Dr. Huanyu Mao, China BAK’s Chief Operating Officer and Chief Technology Officer. Also participating on the call will be Jim Groh, the Company’s U.S. based representative. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 800-8648. International callers should dial (617) 614-2702. The pass code for the call is 51392390. If you are unable to participate in the call at this time, a replay will be available on Monday, February 12 at 11:00 a.m. ET, through Monday, February 19, at 12:00 a.m. ET. To access the replay dial (888) 286-8010 and enter the conference ID number 51392390.  This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the CBAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to the CBAK website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on CBAK’s website for 90 days.

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About China BAK Battery Inc.

China BAK Battery, Inc. is one of the largest manufacturers of lithium-based battery cells in China and in the world, as measured by production output. It produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers, cordless power tools and portable consumer electronics, such as digital media devices, portable media players, portable audio players, portable gaming devices and PDAs (Personal Digital Assistants). China BAK Battery, Inc.’s 1.9 million square foot facilities are located in Shenzhen, PRC, and have been recently expanded to produce new products. China BAK Battery, Inc. is the largest manufacturer of lithium-ion battery cells for China’s cellular phone replacement battery market.

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s  business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, for specific details on risk factors.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Company Contact:
Jim Groh
Tel:   +1-843-342-7809
Email: jim@BAKbattery.com

Or

Investor Relations Contact:
Crocker Coulson
Tel:  +1- 646-213-1915
Email: crocker.coulson@ccgir.com

Or

Elaine Ketchmere
Tel:  +1-310-477-9800, ext. 119
Email: elaine.ketchmere@ccgir.com

-Financial Tables Follow-

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China BAK Battery Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended December 31, 2006 and 2005
(Amounts in thousands U.S. dollars, except per share data; unaudited)

	Three months ended December 31,

	2005	2006

Net revenues	$26,104	$43,082
Cost of revenues	(19,028)	(34,886)

Gross profit	7,076	8,196

Operating expenses:
Research and development costs	(495)	(637)
Sales and marketing expenses	(1,205)	(1,042)
General and administrative expenses	(2,163)	(2,961)

Total operating expenses	(3,863)	(4,640)

Operating income	3,213	3,556
Finance costs, net	(181)	(901)
Gain on trading securities	279	—
Other (expenses)/income	(4)	932

Income before income taxes	3,307	3,587
Income taxes	(116)	(5)

Net income	$3,192	$3,582

Other comprehensive income
- Foreign currency translation adjustment	222	1,545

Comprehensive income	$3,414	$5,127

Net income per share:
-Basic	$0.07	$0.07

-Diluted	$0.07	$0.07

Weighted average number of ordinary shares:
-Basic	48,878	48,886

-Diluted	48,894	48,911

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China BAK Battery Inc. and Subsidiaries
Consolidated interim consolidated balance sheets
As of September 30, 2006 and December 31, 2006
(Amounts in thousands U.S. dollars, except share data)

	September 30, 2006	December 31, 2006

		(unaudited)
Assets
Current assets
Cash and cash equivalents	$21,100	$25,364
Pledged deposits	12,972	9,393
Trade accounts receivable, net	64,332	67,018
Inventories	47,389	43,635
Prepayments and other receivables	1,135	2,613

Total current assets	146,927	148,023
Property, plant and equipment, net	109,406	113,165
Lease prepayments, net	3,161	3,185
Intangible assets, net	75	74
Deferred tax assets	86	162

Total assets	$259,655	$264,609

Liabilities
Current liabilities
Short-term bank loans	$67,900	$71,075
Accounts and bills payable	48,316	35,227
Accrued expenses and other payables	25,881	22,544
Share-based payment liabilities	3,625	-

Total current liabilities	145,722	128,846
Long-term bank loan	—	12,806
Deferred tax liabilities	305	314

Total liabilities	146,027	141,966

Shareholders’ equity
Ordinary shares US$0.001 par value; 100,000,000 authorized; 48,878,396 and 48,885,896 issued and outstanding as of September 30, 2005 and 2006 respectively	49	49
Additional paid-in-capital	68,127	72,014
Statutory reserves	5,792	6,245
Retained earnings	36,212	39,342
Accumulated other comprehensive income	3,448	4,993

Total shareholders’ equity	113,628	122,643

Total liabilities and shareholders’ equity	$259,655	$264,609

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China BAK Battery Inc. and Subsidiaries
Consolidated interim consolidated statements of cash flows
For the Three Months Ended December 31, 2006 and 2005
(Amounts in thousands U.S. dollars, except per share data; unaudited)

	Three Months Ended December 31,

	2005	2006

Cash flow from operating activities
Net income	$3,192	$3,583
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,247	2,046
Bad debt expense	255	485
Share-based compensation	712	262
Deferred income tax	6	(70)
Changes in operating assets and liabilities:
Trade accounts receivable	(6,408)	(3,198)
Inventories	(15,190)	3,754
Prepayments and other receivables	(244)	253
Accounts and bills payable	11,664	(11,762)
Accrued expenses and other payables	1,024	2,492

Net cash used in operating activities	$(3,742)	$(2,155)

Cash flow from investing activities
Purchases property, plant and equipment	(12,166)	(13,193)
Purchases of intangible assets	-	(5)

Net cash used in investing activities	$(12,166)	$(13,198)

Cash flow from financing activities
Proceeds from borrowings	7,559	28,403
Repayment of borrowings	(8,071)	(12,422)
Increase in pledged deposits	(5,499)	3,579
Amounts received from related parties	250	-

Net cash provided by financing activities	$(5,762)	$19,560

Effect of exchange rate changes on cash and cash equivalents	(17)	57

Net (decrease)/increase in cash and cash equivalents	(21,687)	4,264
Cash and cash equivalents at the beginning of period	33,056	21,100

Cash and cash equivalents at the end of period	11,369	25,364

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